Exhibit 10(iii)

                               BOW MINES PROPERTY

                                 SUMMARY REPORT

                                   NTS 82E/2E

                            Lat: 49(degree) 03' 40" N
                           Long: 118(degree) 40' 20" W

                                       for

                                 InvestNet Inc.
                             938 Howe St., Suite 713
                                 Vancouver, B.C.
                                     V62 1N9

Author:        Linda Caron, P. Eng.
               Consulting Geologist
               Box 2493
               Grand Forks, B.C.
               V0H 1H0

Date:          June 23, 2000

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                                TABLE OF CONTENTS

                                                                            Page

1.0      SUMMARY...............................................................1

2.0      INTRODUCTION..........................................................3
         2.1      Location, Access and Terrain.................................3
         2.2      Property and Ownership.......................................3

3.0      HISTORY OF EXPLORATION................................................5
         3.1      Regional History.............................................5
         3.2      Property History.............................................7

4.0      GEOLOGY, STRUCTURE and MINERALIZATION................................10
         4.1      Regional Geology and Structure..............................10
         4.2      Property Geology............................................11
         4.3      Mineralization and Exploration Targets......................12

5.0      RECOMMENDATIONS......................................................16

6.0      REFERENCES...........................................................17

                                 LIST OF FIGURES

                                                                            Page

Figure 1 -     Location Map....................................................3
Figure 2 -     Claim Map.......................................................4
Figure 3 -     General Geology Map............................................11
Figure 4 -     Detailed Geology - Skomac Vein area............................11
Figure 5 -     Geological Plan and Londitudinal Section - Upper Vein...in pocket
Figure 6 -     Proposed Underground Exploration and Development13

LIST OF APPENDICES

APPENDIX 1 - Statement of Qualifications

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1.0      SUMMARY

The Bow Mines property is a gold-silver vein prospect with good exploration potential. The property is located near Greenwood, B.C. with excellent road access to the claims. It consists of 3 Mining Leases, two Reverted Crown Grants, four 2-post mineral claims and one 4-post mineral claims. The claims are registered in the name of Karl Schindler and held in trust for Bow Mines
Limited. They are currently under option to InvestNet Inc. This report was prepared at the request of InvestNet Inc.

The author is familiar with the geology and mineralization in the area having worked extensively in the Greenwood Camp since 1989. The report is based on a review of available literature on the Bow Mines property and on an examination of surface exposures on the property.

The Greenwood District is a highly mineralized district which ranks as the sixth largest gold producing camp in B.C., with a total production of over 1 million ounces of gold. The majority of this gold production is from the Phoenix copper-gold 'skarn', located about 9 km northeast of the Bow Mines property. Approximately 40 km to the south, in excess of 2.5 million ounces Au, at an average grade of better than 17 g/t Au (0.5 oz/t Au), has been produced from epithermal veins in the Republic District of northern Washington. Furthermore, recent exploration in the area between Republic and the International Border has resulted in the discovery of nine new deposits within the past 10-15 years with a total contained gold content in excess of 4 million ounces. Deposits include:

Crown Jewel -- 7.2 million tonnes @ 6 g/t Au (8 million tons @ 0.18 oz/t Au)

Lamefoot -- 2 million tonnes @ 7 g/t Au (2.2 million tons @ 0.2 oz/t Au)

Golden Eagle -- 10 million tonnes @ 3.4 g/t Au (11 million tons @ 0.1 oz/t Au)

The total gold (produced + known reserves), in an area measuring 50 x 40 km which includes the Greenwood and Republic Districts, exceeds 7.4 million ounces Au. The ability of this area to continue to produce attractive deposits justifies acquisition and exploration of properties such as the Bow Mines property, with good exploration models and targets.

The majority of the previous work on the Bow Mines property has been directed at two parallel, southeast striking gold-silver vein systems, the Upper and Lower Skomac veins. Total production from the Bow Mines property from discovery to present is reported at 3,574 tonnes averaging 5.2 g/t Au (0.15 oz/t Au), 238 g/t Ag (6.9 oz/t Ag), 1.6% Pb and 1% Zn.

The Skomac veins, which are hosted in a thinly bedded carbonaceous argillite, are emplaced along shear zones on close spaced en-echelon fractures, striking about 310-320o, and dipping from 40-60o to the northeast. The shear zones average about 3 to 4 metres in width, within which white quartz veins occur. The veins varying from 0.5 to 3 metres in width, with an average width of about 0.9 metres. Mineralization in the veins consists of wisps and lenses of pyrite and galena, with associated gold and silver mineralization. Lesser sphalerite, chalcopyrite, tetrahedrite and native silver also occur.

A considerable amount of underground exploration and development work was done on the Upper Skomac vein in the 1970's and 1980's. Drilling showed the presence of a mineralized quartz vein of good grade and width, situated below the 6 Level which, when projected to the 7 Level (61 m below the 6 Level), appears to lie about 30 metres north of the 7 Level drift. Paxton (1994) suggests:

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         "It would  appear  that the drift got off the main vein and that  there may be up to 500 feet of unexplored vein in the 7 Level. If this is the case, there is in the author's opinion a fair chance of an orebody similar in size and grade to the A or AA zones above the 6 Level, being discovered."

Paxton goes on to recommend a program of underground drifting and raising to test this vein. The estimated cost of this proposed underground program is $300,000.

There is limited information available regarding the Lower vein, and no modern exploration or development. The historic records (Minister of Mines Annual Report 1904) document a small shipment of ore (35 tonnes) which graded 318 g/t Au (9.3 oz/t Au) from these workings and sampling by Robert's Mine during the 1970's reportedly returned grades of over 34 g/t Au (1 oz/t Au) for the first 9 metres of the adit.

One sample of mineralized argillite footwall to the Lower vein returned very high grade gold (82 g/t Au (2.4 oz/t Au) and 169 g/t Ag (4.93 oz/t Ag)) over a narrow width. This was the only sample of footwall material collected. from the Lower vein. Furthermore, available information suggests that sampling of the wall rock in the Upper Level workings and in drill core was essentially never done. Given that a new style of gold mineralization has recently been discovered in the Wells area by International Wayside in the mineralized footwall to a quartz vein system, follow-up of this target is strongly recommended.

Two veins are known to occur on the southern portion of the property (the Boundary Falls area veins), although very little exploration or development of these veins or the surrounding area has been done. Gold grades and the gold:silver ratios are generally higher in samples from the Boundary Falls area veins than in those from the Skomac veins (to 14 g/t Au (0.42 oz/t Au) and 32 g/t Ag (0.93 oz/t Ag) over a 1.2 metre width from the Glory Hole vein).

A significant gold soil anomaly was discovered about 450 metres southeast of the Lower Skomac vein. The anomaly is poorly defined by the very coarse sample spacing, but appears to be northeast trending, exceeds 200 metres in strike length, and has a maximum value of 230 ppb Au. No follow-up has been done in this area. Several other geochemical and geophysical anomalies exist which also require follow-up.

None of the previous grids remain on the ground and locating the precise position of the anomalies will be difficult if not impossible. Furthermore, sampling on both the grids was done on a very wide spacing, so anomaly definition was poor in the first place. For these reasons it is recommended that a tight spaced grid be established over the entire property and that a multi-element soil survey be run over the grid. Geological mapping and geophysical surveys (mag, VLF-EM) are also recommended.

A two phase exploration program is recommended for the Bow Mines property. The first phase will consist of surface exploration (geological mapping, geochemical sampling and geophysics) as well as underground development on the Upper Skomac vein following the recommendations of Paxton (1994), for a total Phase 1 budget of $420,000.

 Phase 2 will be contingent on the results of the Phase 1 program, and will consist of further target definition, plus drill and trench follow-up to targets identified during Phase 1. The proposed Phase 2 budget is $200,000.

2.0      INTRODUCTION

2.1      Location, Access and Terrain

The Bow Mines property is located about 5.5 km southwest of Greenwood, B.C., as shown on Figure 1. There is excellent road access to the claims, which are reached from Greenwood by following Highway 3 south for 5 km to Boundary Falls, then turning northwest (right) onto Boltz Road for a further 3 km to the mine site.

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The northern portion of the property is situated on a sparsely treed, moderately steep, east facing slope overlooking Boundary Creek. The mill site and main mine workings are located just south of the base of a prominent diorite cliff with over 300 metres of vertical relief. To the south of the mine area, the topography is subdued, with undulating grassy hills sloping south and east into the Boundary Creek Valley. Elevations range from about 700 metres in the Boundary Creek valley in the southeast portion of the property, to about 1100 metres at the top of the diorite cliffs to the northwest. Rock exposure is good in the northern part of the property. A thick layer of glacial till covers much of the southern portion of the property, with only minimal outcrop exposed.

The climate is typically dry, with hot summers and little rainfall. Snowfall is light, generally less than 1 metre, and the property is usually snow free from March to mid November each year.

2.2      Property and Ownership

The Bow Mines Property consists of 3 Mineral Leases (comprising 6 former crown grants), one 4-post mineral claim, two Reverted Crown Grants and four 2-post mineral claims, as shown in Figure 2 and summarized below. The claims and leases are registered in the name of Karl Schindler, in trust for Bow Mines Limited. They are currently under option to InvestNet Inc.

The claim map does show a possible fraction existing between the south boundary of the May Mac claim and the northern boundaries of the A No. 3 and A No. 4 claims. This could be easily remedied by staking two additional 2 post mineral claims.

Claim Name                    Tenure Number       Units      Expiration Date
----------                    -------------       -----      ---------------

May Mac                     2.14189216570e+41       12         08/17/2001
A No. 1                                             1          10/31/2001
A No. 2                                             1          10/31/2001
A No. 3                                             1          10/31/2001
A No. 4                                             1          10/31/2001
Tunnel RCG (L 888)                                  1          08/08/2001
Boundary Falls RCG (L889)                           1          08/16/2002



Mineral Leases              Tenure Number              Anniversary Date
--------------              -------------              ----------------
ML 423                          216298                    08/08/2000
Nonsuch L389
Republic L426
Hidden Treasure L1019
Cosmopolitan L 1680

ML 430                       216301216302                 11/15/2000
Last Chance L644

ML 431                                                    11/17/2000
Don't Know  L 2374


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The above Mineral  Leases are 30 year leases with annual  payments  necessary on the anniversary date listed. The leases come up for renewal in 2023.

3.0      HISTORY OF EXPLORATION

3.1      Regional History

The Greenwood camp, and particularly the Phoenix area, has a long history of exploration and mining activity. Excellent historical accounts of the general area are provided by Peatfield (1978) and Church (1986). The following is taken in part from these sources and the reader is referred to these for further detail.

Exploration dates back to the early 1880's, with this first phase of exploration and development concentrating on high grade gold and silver veins, such as the Skylark, Providence, City of Paris, and Jewel (Dentonia) Mines. With the discovery and development of the Phoenix area in the 1890's, exploration shifted largely to a copper focus, although work continued sporadically on the various precious metal vein properties over the next 50 years. In 1919, Granby's (Phoenix) mine and smelter closed due to low copper prices, lower ore grades and a shortage of coking coal for the smelter furnaces.

The 1930's and 1940's saw a revival of mining activity in the camp, with the reopening of the Jewel and Providence Mines and then, in 1956, the Granby Company re-evaluated the Phoenix property with the intent of mining by open pit trackless mining methods. Open pit production at Phoenix began in 1960 at a rate of 900 tons per day and was increased to 3000 tons per day by 1972. Granby terminated mining operations at Phoenix in 1976, and later dismantled and moved the Phoenix mill. For a 20 year period while the mine was operating, exploration in the camp was booming, although dominated by the work of Granby and virtually controlled by the Phoenix "copper skarn" model. Total production at Phoenix during the period 1900 - 1976 is reported at of 27 million tonnes @ 0.9% Cu and
1.12 g/t Au, from a number of different ore bodies (Church, 1986). The Motherlode copper skarn deposit, situated 3 km north of the Bow Mines property, follows a similar history to the Phoenix, with production until 1918 by underground methods, and then reopening as an open pit operation in 1956. Production from the Motherlode is reported at 4.2 million tonnes at a grade of 0.8% Cu and 1.27 g/t Au.

Exploration in the camp was rekindled in the early 1980's with the discovery of the Sylvester K gold bearing sulfide zone just north of Phoenix. The zone ranges up to 12 metres in width, with grades in the order of 10 g/t Au, from both massive pyrite and from underlying pyritic volcanic siltstones. The Sylvester K is contained within a very characteristic, repeatable sequence of Brooklyn sediments and volcanics (the upper portion of the regionally mapped sharpstone unit), sitting just below massive Brooklyn limestone. The deposit shows characteristics of both structurally controlled replacement mineralization and volcanogenic massive sulfide mineralization. Complex faulting offsets mineralization and has hampered exploration.

The discovery of numerous gold mines in the late 1980's and early 1990's, nearby in Washington State, has many implications to the Greenwood area, although they have not resulted in the resurgence in exploration in the camp that one might have expected. Crown Resources/Battle Mountain's Crown Jewel deposit at Chesaw is a gold skarn deposit with reserves of in the order of 7.2 million tonnes @ 6 g/t Au. The deposit occurs in probable Triassic rocks near a Cretaceous intrusion (Hickey, 1992), similar to the geological setting of the major skarn deposits in the Greenwood area.

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Crown  Resources/Echo  Bay's  success  in the late  1980's  and early  1990's at discovering a new style of gold deposit in the Belcher District, in the Curlew Lake area just south of the border, has opened the door to a new type of deposit in the Greenwood camp. Rasmussen (1993) describes this type of deposit as a gold-bearing, magnetite-pyrrhotite- pyrite syngenetic volcanogenic deposit. Mineralization is hosted within the Triassic Brooklyn Formation, and at least part of the gold mineralization is attributed to a late stage epigenetic event. The gold bearing massive magnetite and sulfides at the Overlook, Lamefoot (about 2 million tonnes @ 7 g/t Au) and Key West deposits all occur at the same stratigraphic horizon, with a stratigraphic footwall of felsic volcaniclastics and a massive limestone hangingwall, and with auriferous quartz-sulfide and sulfide veinlets in the footwall of the deposits.

The Republic district is located about 35 km south of the Bow Mines property and has produced close to 2.5 million ounces of gold, at an average grade of better than 17 g/t Au (0.5 oz/t Au) (Tschauder, 1986) from Eocene epithermal veins. A number of new epithermal deposits have been discovered in recent years in the Curlew areas (ie. Kettle, K2) which further support the importance of this Tertiary period for gold mineralization. In the Greenwood Camp, high grade gold mineralization is known to occur along Tertiary structures, although further exploration is needed to evaluate the extent of this mineralization.

On the Lexington - Lonestar property, which straddles the International Border about 9 km southeast of the Bow Mines property, a zone of massive sulfide mineralization at the contact of serpentine and altered volcanics was the target of considerable exploration in the early to mid 1990's. The Main Zone is a sinuous body of mineralization measuring 25-70 metres in width, 2-24 metres in thickness and over 375 metres in length which is hosted along the No. 7 fault zone. A proven mineable reserve of 132,000 tonnes at an average grade of 9.6 g/t Au and 1.48% Cu (145,000 tons @ 0.28 oz/t Au and 1.48% Cu) has been quoted for the zone which is open on strike in both directions.

 To the southeast of the Main Zone, a copper-gold porphyry system occurs at the Lone Star and NW Zones in a Jurassic quartz-feldspar porphyry intrusion which is spatially related to No. 7 thrust fault. Drill indicated reserves are quoted at
17.6 million tonnes averaging 0.52% Cu and 0.3 g/t Au for the Lone Star Zone, and 0.95 million tonnes at 1.04% Cu and 1 g/t Au for the NW Zone (Eibish, 1991; Seraphim et al, 1995).

Recent exploration at the Golden Crown property, just south of the Phoenix mine and some 10 km east of the Bow Mines property has identified a new style of mineralization for the Greenwood Camp. At least 10 discrete, close spaced, parallel, en-echelon massive pyrrhotite (with lesser pyrite and chalcopyrite) and quartz-sulfide veins are recognized on the Golden Crown property, with grades in the order of 17 g/t Au (0.5 oz/t Au). Locally, spectacular gold grades, exceeding 2400 g/t Au (70 oz/t Au), have been obtained. The overall setting, host rocks, related intrusive rocks, and character of mineralization at the Golden Crown are similar to the Rossland camp. The Rossland model for mineralization has not previously been recognized for the Greenwood Camp. A second example of this style of mineralization is the Wildrose property, just northwest of the Bow Mines property.

Recent exploration successes in the area between Republic and the International Border (nine new deposits within the past 10-15 years and a total contained gold content of > 4 million oz) combined with new discoveries and newly discovered styles of mineralization in the Greenwood Camp, show the excellent potential for this district.

3.2      Property History

The Bow Mines property consists of two discrete areas, the Skomac property in the north, and the Boundary Falls property to the south which together are known as Smith's Camp. Historically these two areas have always been under different ownership and up until the present have been worked by different companies. For simplicity, this discussion of the history of exploration and development maintains these historic boundaries.

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The following has been taken from accounts given in the Minister of Mines Annual
Reports, from Minfile 082ESE045 & 082ESE171 and from Paxton (1984, 1987, 1994) and Tully (1978).

The majority of the previous work on the Bow Mines property was directed at a gold-silver quartz vein system situated on the Republic, Non-Such and Last Chance Crown Grants in the northern portion of the property. The vein system has been explored and developed by 7 adits over a vertical distance of about 150 metres and for a strike length of about 400 metres. Only minor work has been done on the remainder of the Bow Mines property.

Skomac Property (northern portion of the Bow Mines Property)

Mineralization was first discovered on the Skomac property in 1894 and the main crown grants were issued between 1894 and 1898. By 1900 the claims had been acquired by Republic Gold Mines Ltd.

Republic Gold Mines Ltd. developed the No. 1, No. 2 and No 3 adits (on what is now referred to as the Lower vein). During the period 1903-1904 35 tonnes of ore, grading 318 g/t Au (9.3 oz/t Au) was produced from these workings. Intermittent work is reported on the Skomac property from 1904 to 1937, with a total production of about 810 tonnes at an average grade of 3435 g/t Ag (100 oz/t Ag). Work during this period included development of the No. 4 adit, on the Upper vein.

In 1961 the present Mineral Leases were granted. Skomac Mines Ltd. operated the property until 1965, developing the No. 5 adit and drilling the 5-1 cross-cut. During this period, a further 670 tonnes of ore averaging 1.4 g/t Au (0.04 oz/t
Au) and 185 g/t Ag (5.41 oz/t Ag) was produced and shipped to the Trail smelter. From 1964 - 1969 there was additional small production under lease arrangements.

Robert's Mines acquired the Mineral Leases in 1973 and staked the surrounding ground as the May Mac claim. A considerable amount of exploration and development work was done on the Skomac property by Robert's Mines from 1973-83, as detailed below. The No. 6 adit was developed in 1974, and stoping above the 6 Level (the A and AA zones) resulted in 435 tonnes of production averaging 4.8 g/t Au (0.14 oz/t Au) and 695 g/t Ag (20.3 oz/t Ag). In 1976 a further 550 tonnes was produced from the B and C zones and the No. 7 adit was started 61 metres (200 feet) below the 6 Level.

Work continued in 1977 and 1978. Three diamond drill holes were drilled to test for parallel vein structures, and two barren veins were discovered. Surface work included a grid to the south of the mine workings, with soil samples collected and analyzed for lead and silver. Several anomalies were identified. Also during 1977, B.N. Church of the B.C. Geological Survey Branch, completed geological mapping of the Bow Mines property and the area surrounding the property (Church, 1982). A pulse EM survey completed in 1978 revealed a long, north trending conductor. The conductor was partially tested by drilling, with inconclusive results. An Accelerated Mineral Development Grant for $50,000 was obtained in 1978, an a major development program was initiated. Underground development included driving the 6-1 and 6-2 cross-cuts, and drilling 3 underground drill holes to test the downward extension of the AA zone.

In 1980, a raise was driven from the 7 Level to the 6 Level, below the AA zone, and a sublevel was driven on the vein. From 1980 - 82, construction and testing of a 100 ton per day mill was completed. Prior to this point, all ore produced was direct shipping ore.

Mining continued in 1983, primarily from the AA zone, with about 1730 tonnes mined and milled on site, returning an average grade of 0.7 g/t Au (0.02 oz/t
Au) and 115 g/t Ag (3.4 oz/t Ag). No further exploration or  development

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was done until 1985,  although a summary  report on the  property  was  prepared during 1984, and the mill continued to run as a custom milling operation during this period. Total production from the Bow Mines property from discovery to present is reported at 3,574 tonnes averaging 5.2 g/t Au (0.15 oz/t Au), 238 g/t Ag (6.9 oz/t Ag), 1.6% Pb and 1% Zn.

In 1985, Empire Gold Resources entered into an agreement to explore the property in return for a 42% NPI in the mine and mill. In 1987, work by Empire Gold included driving the 6-3 cross-cut and drilling below the 6-2 and 6-3 cross-cuts to test the downwards extension of the vein. Fifteen underground holes, totalling 450 metres, were drilled and showed that the vein dipped more shallowly than previously believed. This explained why the No. 7 adit had failed to intersect the vein.

Underground mapping and sampling of the lower vein in the No. 1 and No. 2 adits was also completed. Of interest is the fact that a narrow section of the mineralized argillite footwall of the vein in the No. 2 adit returned 82 g/t Au (2.4 oz/t Au) and 168 g/t Ag (4.9 oz/t Ag) from one sample. A small amount of trenching was done near the No. 2 adit.

Surface work was also completed during 1987, including geological mapping and soil sampling (for gold and silver). Soil samples were collected at 50 metre intervals on 100 metre spaced lines. A gold anomaly was discovered some 400 metres southeast of the No. 1, 2 and 3 adits, with values to 230 ppb Au. No follow-up of this area has been done. The agreement with Empire Gold Resources has terminated with no retained interest in the claims or in the mill.

There has been no exploration on the property since 1987, although custom milling has been intermittent from 1987 to the present. The recommendations made in 1987 have not been carried out. A report was prepared in 1994, for 593749 Alberta Limited. The work recommended in the 1994 report has similarly not been completed.

Boundary Falls Property (southern portion of the Bow Mines Property)

Mineralization on the Boundary Falls and Tunnel claims was discovered in 1894, and the claims (owned at this time by Boundary Falls Gold Mining Company) were crown granted in 1898. There is evidence of early work, including several test pits and shafts on these claims but little record of this activity. The Boundary Falls property was acquired by Amigo Silver Mines Ltd. in 1973. The only significant work on this portion of the Bow Mines property was during the period 1975-78. During 1975, a 45 metre long cross-cut was driven to intersect the No. 1 Vein, but stopped short of hitting the vein. Small EM and SP surveys were also completed. A limited amount of diamond drilling was done to test the Glory Hole vein and several of the geophysical anomalies. In 1978, a Pulse EM survey was done, and the cross-cut on the No. 1 vein was extended for 18 metres to intersect the vein. Samples of the vein from this point returned up to 14 g/t Au (0.42 oz/t Au) and 31 g/t Ag (0.91 oz/t Ag) over 0.2 metres, and 4.8 g/t Au (0.14 oz/t Au) and 137 g/t Ag (4 oz/t Ag) over 0.6 metres.

No work has been done on this portion of the property since this time.

4.0      GEOLOGY, STRUCTURE and MINERALIZATION

4.1      Regional Geology and Structure

The Greenwood area has been mapped on a regional basis by Fyles (1990), and prior to this, by Little (1983) and Church (1986). The distribution of rocks in the Greenwood area is controlled by a series of faults, including both Jurassic thrust faults and Tertiary extensional and detachment faults. The reader is referred to Fyles (1990) for an in-depth description of the regional geology and structure.

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The Jurassic and Tertiary faulting post dates some of the mineralizing events in the area. In other cases mineralizaton is controlled by these structures. A firm understanding of the geology and structure is essential for well directed exploration in this camp.

Fyles' mapping shows the pre-Tertiary rocks form a series of thrust slices, which lie above a basement high grade metamorphic complex. The thrusting event is felt to be an effect of the development of the Okanagan gneiss domes, which also results in the regional northward dip of rock units (Fyles, 1990). A total of at least five thrust slices are recognized, all dipping gently to the north, and marked in many places by bodies of serpentine. Fyles' interprets these serpentinite bodies as representing part of a disrupted ophiolite suite, belonging to the Knob Hill Group of late Paleozoic age. Commonly, these serpentinite bodies have undergone Fe-carbonate alteration to listwanite, as a result of the thrusting event.

The oldest rocks in the camp belong to the late Paleozoic Knob Hill Group of dominantly volcanic affinity, and consist mainly of chert, greenstone and related intrusives, and serpentine. The intrusive rocks of the Knob Hill Group include the Old Diorite which forms the prominent cliffs on the Bow Mines property northwest of the mine workings.

On a regional scale, the Knob Hill rocks are unconformably overlain by sediments and volcanics (largely argillite, siltstone, limestone and andesite) of the late Paleozoic Attwood Group. Rocks of both the Knob Hill and Attwood Groups are in turn unconformably overlain by the Triassic Brooklyn Formation, represented largely by limestone, clastic sediments and pyroclastics. In many cases in the Greenwood area, evidence for thrusting is seen by the older Knob Hill Group rocks resting over the younger Attwood Group or Brooklyn Formation rocks. The historically important skarn deposits in the Greenwood area (i.e. Phoenix, Oro Denoro, Motherlode-Greyhound) area hosted within the Triassic rocks.

Three separate intrusive events are known regionally to cut the above sequence. Intrusive rocks in the Lexington area have been dated as Jurassic (Sinemurian) by Church (1992) and bear similarities to the Jurassic aged Rossland monzonite (which is related to gold-copper veins in the Rossland Camp). Recent work in the Greenwood camp has identified a multiple phase intrusive in the Phoenix area which also bears many similarities to the Rossland monzonite and is associated with Rossland-type Au-Cu veins.

Cretaceous Nelson-type intrusives are common in the Greenwood area, particularly in the north -central part of the map area. Eocene Coryell dykes and stocks commonly cut older rocks, with the intensity of dyking again increasing to the north.

Tertiary sediments and volcanics unconformably overlie the older rocks with the distribution of these Tertiary rocks largely controlled by a series of faults. Regionally, three Tertiary fault sets are recognized, an early gently east dipping set, a second set of low angle west dipping, listric normal detachment type faults, and a late, steep dipping, north to northeast trending set of right lateral or west side down normal faults (Fyles, 1990). Detailed property mapping in the Greenwood area has shown that in many cases the regionally mapped Tertiary detachment and steep late north trending faults are accompanied by a series of less significant sympathetic faults, with lesser amounts of offset than the regionally mapped structure. A major gold event is associated with the period of Tertiary activity, with greater than 2.5 million ounces of gold in the Republic District (some 50 km to the south of the Bow Mines property) attributed to this event.

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4.2     Property Geology

The  geology of the Bow Mines  property  is  described  in some detail by Church
(1982) and by Paxton (1987, 1994). The following discussion is taken largely from these sources. Figure 3 shows the general geology of the property area. More detail of the northern portion of the property, in the area of the Skomac veins, is included as Figure 4.

On a regional scale, the Bow Mines property is situated within a structurally complex area (Fyles, 1990). Two major east-west trending, moderate north dipping thrust faults are located in the vicinity of the Skomac veins. As is common in the Greenwood area, these thrust faults are marked by linear bands of serpentine. The Skomac veins are situated in a fault bounded block of primarily metasedimentary rocks situated between these thrusts, with the Mount Wright fault forming the southern boundary to the fault block and the Lind Creek fault the northern boundary (See Figure 4).

A large diorite intrusive occurs north of the Lind Creek fault, as well as in the immediate footwall of the thrust. The diorite is part of the Paleozoic Knob Hill Group, and is known locally as the "Old Diorite" (Church, 1982, 1986). The intrusion is typically medium to coarse grained, mottled green-grey in colour, with numerous criss- crossing felsic veinlets.

The metasedimentary rocks in the footwall of the Lind Creek fault have been named the Skomac Formation, and are part of the Paleozoic Attwood Group. The Skomac veins are hosted within this unit. Thinly bedded carbonaceous argillite is common, locally interbedded with cherty sandstone and chert pebble conglomerate. Bedding is typically northwest trending and moderate north dipping,

Rocks in the footwall of the Mount Wright fault consist of chert and quartzite, quartz mica schists and gneisses and minor limestone and dolomite which Fyles
(1990) interprets as belonging to the Paleozoic Knob Hill Group. The Boundary Falls veins (No. 1 and Glory Hole) occur within these rocks. In general, the foliation within the metamorphic rocks trends west and northwest, with a moderate north dip.

The entire sequence is cut by a series of granodiorite and microdiorite dykes of Cretaceous and Tertiary age. The Cretaceous granodiorite dykes are related to the large areas of Nelson intrusives in the Greenwood area. Tertiary microdiorite dykes are common throughout the property. These dykes cut the Upper Skomac vein, and are also known to occur in workings on the Boundary Falls and Tunnel claims.

The Mount Wright and Lind Creek thrust faults (and the fault bounded block between the fault zones) are truncated to the west by a complex zone of Tertiary faulting. The Tertiary faults include the north trending Greyhound and Deadwood faults which form the eastern boundary of the Toroda Graben. A number of smaller north trending Tertiary faults are also known to occur on the property.

4.3      Mineralization and Exploration Targets

Skomac Veins

The majority of the work on the Bow Mines property has been directed at two parallel, southeast striking vein systems, the Upper and Lower Skomac veins (See Figures 3 and 4). A number of smaller branching veins are also known. Detailed descriptions of the veins are provided by Paxton (1984, 1986, 1987 and 1994) and by Church (1982). As described above, the veins are hosted within metasedimentary rocks (primarly argillites) in a block bounded by the Lind

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



Creek fault on the north (top) and the Mount Wright fault to the south (base). The Upper vein is situated about 50 metres below the upper contact of the fault block, while the Lower vein is somewhat closer, perhaps only 20 metres below the Lind Creek fault.

The veins are emplaced along shear zones on close spaced en-echelon fractures, striking about 310-320o, and dipping from 40-60o to the northeast. The shear zones average about 3 to 4 metres in width, within which white quartz veins occur. The veins varying from 0.5 to 3 metres in width, with an average width of about 0.9 metres. Mineralization in the veins consists of wisps and lenses of pyrite and galena, with associated gold and silver mineralization. Lesser sphalerite, chalcopyrite, tetrahedrite and native silver also occur. Argentite and polybasite have also been identified.

Upper Vein

The majority of the exploration and production on the property has been from the Upper vein. The Main workings (4, 5, 6 and 7 Levels) are developed on this vein. A geological plan and longitudinal section from Paxton (1986) is included as Figure 5 which shows the Upper vein in detail.

The Upper vein is exposed underground over a strike length of about 220 metres, and has an average dip of about 50o to the northeast. Four known ore shoots occur within the exposed strike length, and are referred to as the AA, A, B and C zones. The shoots range from 15 to 35 metres in strike length, and consists of thickened mineralized quartz lenses, which may reach widths of 6 metres. Church
(1982) indicates that the shoots appear to be aligned on gash structures at almost right angles to the main shear direction, striking about 015o and plunging about 40o to the north. The shoots are separated by a combination of zones of pinching, small fault offsets and by crosscutting dykes.

The vein is hosted in thinly bedded carbonaceous argillite, and vein contacts are generally slickensided. Slip planes within the vein and parallel to the vein walls are also common. Also common are tension fractures in the vein walls, at high angles to the vein. These tension fractures may be the locus for large masses of barren white quartz.

A large post-ore microdiorite dyke cuts the vein between the A and B zones. The dyke strikes at 060o, dips 40- 45o northwest and averages about 10 metres in width. Contacts are indistinct, and the dyke margins are altered but unmineralized. Post-ore faults are typically steeply dipping, with strikes ranging from 020 - 040o. These faults represent part of a major episode of regional extensional tectonism during the Tertiary.

Drilling in 1987 from the 6-2 and 6-3 cross-cuts showed the presence of a mineralized quartz vein of good grade and width, situated below the 6 Level. Results include 11.7 g/t Au (0.343 oz/t Au) and 122 g/t Ag (3.56 oz/t Ag) over
0.58 metres (1.9 feet) from hole U-87-12. Detailed sections showing this drilling are included in Paxton (1994).

When projected to the 7 Level (61 metres (200 feet) below the 6 Level), the mineralized vein appears to lie about 30 metres north of the 7 Level drift. Paxton (1994) suggests:

         "It would appear that the drift got off the main vein and that there may be up to 500 feet of unexplored vein in the 7 Level. If this is the case, there is in the author's opinion a fair chance of an orebody similar in size and grade to the A or AA zones above the 6 Level, being discovered."

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



Paxton (1994) goes on to recommend a program of underground drifting and raising to test this vein, as discussed below and shown in Figure 6. This program remains to be carried out. In order to test the vein, Paxton recommends extending the northern branch of the 7 Level drift for 49 metres (160 feet) at an azimuth of 347o, to intersect the (projected) mineralized vein discovered by drilling. At this point, Paxton recommends driving a raise on the vein for 79 metres (260 feet) to break through to the 6 Level. He also recommends drifting along the vein on the 7 Level, for a further 79 metres (260 feet) to the west. The estimated cost of this proposed underground program is $300,000 (Paxton, 1994).

A preliminary review of limited sampling results from the Upper vein seems to suggest a zonation within the vein, with an increase in gold grade and in the gold:silver ratio to the southeast. It is recommended that the possibility of zonation in the vein be further studied in subsequent work programs since an understanding of this may help direct exploration.

Lower Vein

The Lower vein is situated to the southeast of the Upper vein (about 250 metres southeast of the AA zone on the 6 Level). As with the Upper vein, it is hosted within the fault bounded block of metasedimentary rocks, but situated only about 20 metres or so from the hanging wall of the fault block. Serpentine related to this upper fault contact is exposed in the vicinity of the lower adits (No. 1, 2 and 3 adits).

There is limited information available regarding the Lower vein, and no modern exploration or development. The historic records (Minister of Mines Annual Report 1904) document a small shipment of ore (35 tonnes) which graded 318 g/t Au (9.3 oz/t Au) from these workings. Sampling by Robert's Mine during the 1970's reportedly returned grades of over 34 g/t Au (1 oz/t Au) for the first 9 metres (30 feet) of the adit (Paxton, 1986). Subsequent sampling by Paxton
(1987) in the No. 1 and No. 2 adits did not confirm these grades. The vein was narrow and discontinuous where observed and samples collected from vein material were consistently low in both gold and silver grade.

What is extremely interesting however, is that one sample of mineralized argillite footwall to the vein collected from adit No. 2 returned very high grade gold and silver vales (82 g/t Au (2.4 oz/t Au) and 169 g/t Ag (4.93 oz/t
Ag) over a width of 0.15 m (0.5 feet)). This was the only sample of footwall material collected from the Lower vein. Furthermore, available information suggests that sampling of the wall rock in the Upper Level workings and in drill core was essentially never done. Given that a new style of gold mineralization has recently been discovered in the Wells area by International Wayside in the mineralized footwall to a quartz vein system, follow-up of this target is strongly recommended.

As a first step, the sample location in the No. 2 adit should be re-examined and re-sampled. An effort should be made to obtain any available information regarding the Wells discovery to see what similarities may exist with the Bow Mines area. All available drill core should be re-examined and mineralized wall rock sampled where ever it occurs. Similarly, available underground exposures should be mapped and sampled, paying particular attention to alteration and mineralization in the wall rock of the veins. Trenching may be a viable option to test the Lower vein and it's footwall, should this be warranted by the above work.

Boundary Falls Veins

Two veins are known on the southern portion of the property (the Boundary Falls property), although very little exploration or development of these veins has been done, and little exploration been done in the surrounding area. Work which has tested this area is described by Tully (1978). The veins are hosted within Knob Hill Group metamorphic rocks in the footwall of the Mount Wright fault.

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



One of the Boundary Falls area veins, the Glory Hole vein, has a similar strike to the Skomac veins, but a much different dip. The second vein, the No. 1 vein, is north-northeast trending and steeply west dipping, similar in orientation to Tertiary faulting and dyking in the Skomac area. A major period of extensional tectonism in the Tertiary is known to occur regionally. Significant gold mineralization is associated with this event in the Curlew and Republic areas, as well as in the Phoenix area. Gold grades and the gold:silver ratios are much higher in samples from the Boundary Falls area veins than in those from the Skomac veins.

Glory Hole Vein

The Glory Hole vein is exposed on surface in an old working and is described as being comprised of porcelaneous, highly shattered quartz. The vein strikes southeast, dips steeply to the west and ranges up to 1.2 metres in width. As with the Skomac veins, slips within the vein parallel to the vein walls are common. Mineralization within the vein consists of pyrite, galena and tetrahedrite, with very minor chalcopyrite. Values to 14 g/t Au (0.42 oz/t Au) and 32 g/t Ag (0.93 oz/t Ag) over a 1.2 metre width are reported from the Glory Hole. Attempts to test the vein at depth with two diamond drill holes were unsuccessful and it was assumed that the vein has been offset by faulting.

No. 1 Vein

The No. 1 vein is exposed on surface, and trends at approximately 020o, dipping at about 70o to the west. A 63 metre cross-cut was driven to intersect this vein at a vertical depth of about 25 metres below surface. Three samples were collected from the vein, near the face of the cross-cut, as detailed on the following page:

Sample width (m)             Gold g/t                    Silver (g/t)
----------------             --------                    ------------
0.2 m   (  8 inches)  14.4 g/t Au (0.42   oz/t Au)   31.2 g/t Ag (0.91 oz/t Ag)
0.3 m   (12 inches)    6.6 g/t Au (0.194 oz/t Au)    13.7 g/t Ag (0.4  oz/t Ag)
0.6 m   (24 inches)    4.8 g/t Au (0.14   oz/t Au)   137  g/t Ag (4.0  oz/t Ag)

A further sample of the vein from surface returned 3.9 g/t Au (0.114 oz/t Au) and 21.9 g/t Ag (0.64 oz/t Ag) over a 0.6 metre vein width. One drill hole which tested the vein returned 7.9 g/t Au (0.23 oz/t Au) and 582 g/t Ag (17 oz/t Ag) over a 1.5 metre intercept (true width ~ 1.1 metres).

The north-northwest trend to this vein and the higher Au:Ag ratio seen here suggest that this vein may belong to a Tertiary mineralizing event. Further testing of this vein is warranted given the regional significance of this event.

Other exploration targets

A significant gold soil anomaly was discovered about 450 metres southeast of the Lower Skomac vein. The anomaly is apparently underlain by metamorphic rocks in the footwall of the Mount Wright fault. It is poorly defined by the very coarse sample spacing, but appears to be northeast trending, exceeds 200 metres in strike length, and has a maximum value of 230 ppb Au. No follow-up has been done in this area. Further mapping and sampling in this area is strongly recommended.

A 1977 soil survey was completed for lead and silver over a portion of the property and several silver anomalies were apparently defined. Once again, no follow-up to these targets has been done. Neither the 1977 nor the 1986 grid remains on the ground and locating the precise position of the anomalies will be difficult, if not impossible. Furthermore, sampling on both these grids was done on a very wide spacing, so anomaly definition was poor in the first place. For these reasons it is recommended that a tight spaced grid be established over the entire property and that a multi-element soil survey be run over the grid.

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 During the mid-late  1970's,  various  geophysical  surveys were completed over parts of the Bow Mines property revealing a number of anomalies which remain untested or only partially tested. None of the surveys provided complete coverage of the property, and the precise location of the anomalies resulting from these surveys is not known. It is recommended that a basic ground magnetometer and VLF-EM survey be run over the property, on the same grid as used for soil sampling. Depending on the results of this work, different follow-up geophysical techniques may be recommended (ie. SP or Pulse EM).

5.0      RECOMMENDATIONS

A two phase exploration program is recommended for the Bow Mines property. The first phase will consist of surface exploration (geological mapping, geochemical sampling and geophysics) as well as underground development on the Upper Skomac vein following the recommendations of Paxton (1994). Phase 2 will be contingent on the results of the Phase 1 program, and will consist of further target definition, plus drill and trench follow-up to targets identified during Phase 1.

Phase 1  (Total Phase 1 Budget: $420,000)

Surface Exploration                                                   ($120,000)
-------------------

     1. Stake two 2 post claims to cover a possible fraction between the A No.3and A No. 4 claims and the May Mac claim.

     2. Establish a detailed grid over the entire property and complete geological mapping, rock chip sampling and ground magnetometer and VLF-EM surveys over the entire grid.

     3. Complete a multi-element soil sample survey over the entire grid, with the exception of areas of very thick glacial till cover defined by the mapping program.

     4. Re-examine and re-sample the mineralized footwall to the vein in the No. 2 adit. Similarly, re- examine and re-sample available drill core and underground exposures to test for other areas of potentially mineralized wall rock to the veins.


Underground Exploration and Development                               ($300,000)
---------------------------------------

Paxton (1994) makes specific recommendations for a program of underground drifting and raising to test the Upper Skomac vein on the 7 Level. In addition, he provides the technical details needed to carry out this work and a detailed breakdown as to expected costs and scheduling for this proposed program. The reader is referred to this report for the specific details regarding this program.

The proposed program involves a total of 128 metres of drifting and 79 metres of raising, with accompanying detailed mapping and sampling of the vein and wall rock. The northern branch of the 7 Level drift would be extended for 49 metres to intersect the (projected) mineralized vein. At this point, a raise would be driven on the vein for 79 metres to break through to the 6 Level. Drifting along the vein on the 7 Level would also be completed for a further 79 metres to the west.

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



Phase 2  (Total Phase 2 Budget  $200,000)

A Phase 2 program is recommended to follow-up targets defined by the Phase 1 program. Phase 2 will be contingent on the results of the Phase 1 program and is expected to include follow-up geophysics (possibly SP or Pulse EM), plus surface diamond drilling and trenching of veins or other targets.

6.0      REFERENCES

BC MEMPR Minister of Mines Annual Reports 1894 p. 755; 1896 p. 577, 582; 1897 p. 576, 587; 1898 p. 306, 1125, 1195; 1900 p. 990; 1901 p. 1057; 1902 p. 180; 1903
p. 170; 1904 p. 213-14,  219; 1905 p. 183; 1910 p. 120; 1913 p. 150-51;  1914 p.
334; 1915 p. 201, 446; 1921 p. 185; 1922 p. 175-76; 1933 p.162; 1934 p.A25, D35;
1937 p. A. 36, D35; 1962 p. A48, 69; 1963 p. A48; 1964 p. A53,  110-11;  1965 p.
167-68;  1969 p. A53; 1975 p. A93; 1976 p. A102,  1975 p. E14; 1978 p. E18; 1979
p. 15.

Church, B.N., 1982.

1977- Geology of the Skomac Mine and Boundary Falls Area (82E/2), in Geology in B.C. 1977- 1981, p. 1-12.

Church, B.N., 1986.

Geological Setting and Mineralization in the Mount Attwood-Phoenix area of the Greenwood Mining Camp. BCDM Paper 1986-2.

Church, B.N.,  1997.

Metallogeny of the Greenwood Mining Camp, for CIM presentation, Vancouver, Spring 1997.

Eibish, 1991.

Lone Star Project, Ferry County, Washington. Unpublished company report and map, U.W. Borax, Northwest Exploration.

Fyles, J.T., 1990.

Geology of the Greenwood-Grand Forks Area, British Columbia, NTS 82E/1,2. B.C. Geological Survey Branch Open File 1990-25.

Hickey, R.J., 1992.

The Buckhorn Mountain (Crown Jewel) Gold Skarn Deposit, Okanogan County, Washington. Economic Geology v. 87, p. 125 - 141.

Little, H.W., 1983.

Geology of the Greenwood Map area, British Columbia. GSC pape 79-29.

Minfile 082ESE045 - Skomac; 082ESE171 - Boundary Falls

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



Paxton, J., 1984.

Report to Silver Hoarde Resources Inc. on the Robert Mine Property, Greenwood, B.C., April 15, 1984.

Paxton, J., 1986.

Report and Recommendations Made on the Robert Mines Property, for Empire Gold Resources Ltd, 1986. Company Report for Empire Gold Resources. (incomplete copy of this report available for review).

Paxton, J., 1987.

Results of the 1987 Work Program on the Robert Mine Property, for Empire Gold Resources Ltd., May 30, 1987.

Paxton, J., 1994.

Geological Report on the Bow Mines Limited Property (Also known as Robert Mines, Skomac, Last Chance, May Mac), for 593749 Alberta Ltd., October 1, 1994.

Peatfield, G.R., 1978.

Geologic History and Metallogeny of the 'Boundary District', Southern British Columbia and Northern Washington. PhD Thesis, Queen's University.

Rasmussen, M., 1993.

The Geology and Origin of the Overlook Gold Deposit, Ferry County, Washington. Ph.D. Thesis, University of Washington.

Schroeter, T.G., C. Lund and G. Carter, 1989.

Gold Production and Reserves in British Columbia.  BC MEMPR Open File 1989-22.

Seraphim, R.H., B.N. Church, and J.T. Shearer, 1995.

The Lexington - Lone Star copper-gold porphyry: An Early Jurassic cratonic linear system, southern British Columbia. In: Porphyry Deposits of the Northwestern Cordillera of North America, CIM Special Volume 46, Edited by T.G. Schroeter, p. 851 - 854.

Tully, D., 1978.

Report on the Boundary Falls Claim Group, for Amigo Silver Mines Ltd. September 26, 1978.

Tschauder, R., 1986.

The Golden Promise:  A Recent Discovery in the Republic Mining  District,  Ferry
County,   WA.  Presented  at  the  92nd  Annual  Northwest  Mining   Association
Convention, Spokane, Dec 1986.

                                   APPENDIX 1

                           STATEMENT OF QUALIFICATIONS

I, Linda J. Caron, certify that:

1. I am an independent exploration geologist residing at 71 75th Ave (Box 2493), Grand Forks Creek, B.C.

2. I obtained a B.A.Sc. in Geological Engineering (Honours) in the Mineral Exploration Option, from the University of British Columbia (1985).

3. I graduated with a M.Sc. in Geology and Geophysics from the University of Calgary (1988).

4. I have practised my profession since 1987 and have worke in the mineral exploration industry since 1980.

5. I am a member in good standing with the Association of Professional Engineers and Geoscientists of B.C. with professional engineer status.

6. I have worked extensively in the Greenwood area since 1989. I was contracted by the property owners to prepare this report, based on an examination of the Bow Mines property and on a review of all available data. I have no direct or indirect interest in the property described herein.

/s/ Linda Caron, P. Eng.                                                    Date
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